Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION OF

EXLSERVICE HOLDINGS, INC.

I, the undersigned, being the officer designated by the board of directors to execute this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), of ExlService Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware do hereby certify:

FIRST: Resolutions were duly adopted by the Corporation’s Board of Directors setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and directing that the amendment be considered at the next annual meeting of the stockholders of the Corporation.

The amendment to the Amended and Restated Certificate of Incorporation as set forth in such resolutions, is as follows:

1. Section 6.4 of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“6.4 Removal of Directors. Unless otherwise restricted by applicable law and except for such additional Directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 5 hereof, any Director, or the entire Board, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation as of this 20th day of June, 2023.

EXLSERVICE HOLDINGS, INC.

By:	/s/ Rohit Kapoor
Name:	Rohit Kapoor
Title:	Chief Executive Officer, Vice-Chairman and Director